NEWS RELEASE

Investor Contact:
James Perry, Treasurer
Trinity Industries, Inc.
214/589-8412

FOR IMMEDIATE RELEASE

Trinity Industries Reports Strong Earnings Growth

DALLAS – May 3, 2006 – Trinity Industries, Inc. (NYSE:TRN) today reported financial results for the three months ended March 31, 2006. For the quarter ended March 31, 2006, the Company reported earnings of $37.0 million, or $0.70 per common diluted share, compared with earnings of $6.0 million or $0.11 per common diluted share for the same quarter of 2005. Revenues for the three months ended March 31, 2006 increased 18 percent to $760.9 million compared to revenues of $646.9 million for the same period in 2005.

“The momentum established in 2005 continued, resulting in a strong first quarter,” said Timothy R. Wallace, Trinity’s Chairman, President and CEO.  “Our operating profit was higher during this quarter than any March-ending quarter in the Company’s history. Operating margins in all of our business segments improved as compared to the same quarter last year.”

Trinity received new orders for 12,941 railcars in North America during the first quarter, the highest quarterly order volume since 1998. The Company shipped 6,164 railcars in North America during the first quarter, the highest quarterly total since 1999. From the total shipments, the Company added more than 1,800 new railcars to its lease fleet during the first quarter, bringing the total number of railcars in the fleet to approximately 26,000. “Our lease fleet continues to be a very important part of our ongoing strategy,” Wallace said.

“Our Construction Products businesses had a solid quarter, in part stemming from the federal highway bill passed in 2005,” Wallace continued.  “Our Inland Barge Group also performed well as a result of steady demand.  Manufacturing efficiencies improved in our Energy Equipment Group, contributing to its strong results.  Our backlog in the wind tower business continues to grow as demand builds for new energy sources.  Overall, I am pleased with the performance in all of our business segments and encouraged by the depth of our Company-wide backlog.”

Trinity Industries, Inc., with headquarters in Dallas, Texas, is one of the nation’s leading diversified industrial companies. Trinity reports five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group. Trinity’s web site may be accessed at http://www.trin.net.

Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Trinity’s estimates, expectations, beliefs, intentions or strategies for the future, and the assumptions underlying these forward-looking statements. Trinity uses the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” and similar expressions to identify these forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience of our present expectations. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward looking statements, see “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the most recent fiscal year.

- TABLES TO FOLLOW -

Trinity Industries, Inc.
Condensed Consolidated Income Statement
(in millions, except per share amounts)

	Three Months Ended March 31,
	2006	2005
Revenues	$760.9	$646.9
Operating profit	$73.6	$17.9
Other expense	12.3	8.3

Income before income taxes	61.3	9.6
Provision for income taxes	24.3	3.6

Net income	37.0	6.0
Dividends on Series B preferred stock	—	(0.8)

Net income applicable to common shareholders	$37.0	$5.2

Net income applicable to common shareholders per common share:
Basic	$0.74	$0.11

Diluted	$0.70	$0.11

Weighted average number of shares outstanding:
Basic	49.9	47.0
Diluted	52.5	47.8

Trinity Industries, Inc.
Condensed Segment Data
(in millions)

	Three Months Ended
	March 31,
Revenues:	2006	2005
Rail Group	$539.9	$434.4
Construction Products Group	164.6	143.1
Inland Barge Group	82.0	44.9
Energy Equipment Group	68.2	46.7
Railcar Leasing and Management Services Group	56.3	52.5
All Other	11.3	9.4
Eliminations	(161.4)	(84.1)

Total Revenues	$760.9	$646.9

Operating profit (loss):	Three Months Ended
	March 31,
	2006	2005
Rail Group	$57.0	$8.8
Construction Products Group	12.4	6.7
Inland Barge Group	6.6	(3.4)
Energy Equipment Group	11.1	5.2
Railcar Leasing and Management Services Group	17.6	13.6
All Other	(2.8)	(1.9)
Corporate	(9.8)	(6.6)
Eliminations	(18.5)	(4.5)

Consolidated	$73.6	$17.9

Trinity Industries, Inc.
Condensed Consolidated Balance Sheet
(in millions)

	March 31,	December 31,
	2006	2005
Cash and equivalents	$93.6	$150.9
Accounts receivable	275.2	250.1
Inventories	506.1	444.2
Net property, plant and equipment, at cost (1)	1,256.8	1,121.1
Other assets	631.9	620.2

	$2,763.6	$2,586.5

Accounts payable and accrued liabilities	$666.2	$629.9
Debt (2)	770.3	689.0
Deferred income	44.7	45.2
Other liabilities	58.9	49.3
Series B preferred stock	—	58.7
Stockholders’ equity	1,223.5	1,114.4

	$2,763.6	$2,586.5

(1) Property, Plant and Equipment
Corporate/Manufacturing:
Property, plant and equipment	$877.1	$861.2
Accumulated depreciation	(607.1)	(592.5)

	270.0	268.7

Leasing:
Equipment on lease	1,141.5	998.3
Accumulated depreciation	(154.7)	(145.9)

	986.8	852.4

	$1,256.8	$1,121.1

(2) Debt
Corporate/Manufacturing — Recourse
Revolving commitment	$—	$—
Senior notes	300.0	300.0
Other	3.0	2.6

	303.0	302.6

Leasing – Recourse
Equipment trust certificates	119.8	130.1

	119.8	130.1

Leasing – Non-recourse
Warehouse facility	347.5	256.3

	347.5	256.3

	$770.3	$689.0

Trinity Industries, Inc.
Reconciliation of EBITDA
(in millions)

“EBITDA” is defined as net income (loss) plus income taxes, interest expense, and depreciation and amortization. EBITDA is not a calculation based on generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of operations data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of our operating performance, or as an alternative to operating cash flows as a measure of liquidity. We have reported EBITDA because we regularly review EBITDA as a measure of our ability to incur and service debt. In addition, we believe our debt holders utilize and analyze our EBITDA for similar purposes. We also believe EBITDA assists investors in comparing a company’s performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented in this press release may not always be comparable to similarly titled measures by other companies due to differences in the components of the calculation.

	Three Months Ended March 31,
	2006	2005
Net income	$37.0	$6.0
Add:
Provision for income taxes	24.3	3.6
Depreciation and amortization expense	21.4	19.7
Stock-based compensation expense	2.1	1.0
Interest expense	12.5	10.4

Earnings before income taxes, interest expense, and depreciation and amortization	$97.3	$40.7

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